Exhibit 21.1

List of Subsidiaries of Mobile-health Network Solutions

Subsidiary	Jurisdiction

MANADR PTE. LTD.	Singapore

MOBILE HEALTH PTE. LTD	Singapore

MANADR VIETNAM PTE. LTD.	Vietnam

MANA AESTHETICS PTE. LTD.	Singapore

MANADR CLINIC PTE. LTD.	Singapore

1HEALTHSERVICE PTE. LTD.	Singapore